Exhibit 10.7

COMMERCIAL MANAGEMENT AGREEMENT

CAVAN MARITIME LIMITED

- AND -

VOC BULK SHIPPING USA, INC.

[            ], 2005

COMMERCIAL MANAGEMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is entered into on [              ], 2005 by and between:

(1)                                  CAVAN MARITIME LIMITED,, a corporation organized and existing under the laws of the Republic of the Marshall Islands (the “Owner”);

and

(2)                                  VOC BULK SHIPPING USA, INC., a corporation incorporated under the laws of the State of Delaware (the “Manager”).

WHEREAS, the Owner controls or will control from time to time certain Vessels (as hereinafter defined);

WHEREAS, the Owner desires that the Manager act as exclusive commercial manager for the Vessels, subject to the terms of this Agreement;

WHEREAS, the Owner and the Manager desire to set forth their respective rights and obligations and to provide for the commercial management of the Vessels.

NOW IT IS HEREBY AGREED as follows:

1.                                      DEFINITIONS

1.01.                        Capitalized words or terms within this Agreement shall have the meanings ascribed to them in Schedule 1 attached hereto and shall be applicable to all schedules and other related agreements unless the context of this Agreement or other agreements otherwise require.

2.                                      APPOINTMENT; TERM

2.01.                        The Owner hereby appoints the Manager to be the exclusive commercial manager of the Vessels commencing on the Effective Date upon and subject to the terms and conditions of this Agreement.

2.02.                        The Manager hereby accepts such appointment by the Owner upon and subject to the terms and conditions set forth herein.

2.03.                        This Agreement shall remain in force and effect until terminated pursuant to the terms of this Agreement.

2.04.                        The vessels subject to this Agreement shall be those vessels owned or chartered-in from time to time by the Owner or any of its Subsidiaries.  As of the date hereof, such vessels are set forth in Schedule 2 hereto.  The Owner shall notify the Manager as soon as reasonably practicable of the purchase or sale of any vessel by the Owner or any of its Subsidiaries, and the parties shall amend Schedule 2 hereto to add any vessel purchased and to delete any vessel sold, in either case as of the date the Owner or its Subsidiaries acquires or transfers title to such vessel, as the case may be;  provided, however, if the Owner acquires title to a vessel while she is at sea and under the commercial management of another company, such vessel shall not be added to Schedule 2 until she completes her voyage and is in port.  The parties shall also amend Schedule 2 hereto to add any vessel chartered-in by the Owner or any of its Subsidiaries as of the date of delivery of such vessel under charter and/or commencement of the relevant voyage, and to delete such vessel upon termination of the charter and/or completion of the relevant voyage.

3.                                      MANAGEMENT SERVICES

3.01.                        Subject to the restrictions set forth below and in Section 10, the Manager, acting as an agent for the Owner and its Subsidiaries, shall have exclusive authority to perform and conduct all aspects relative to the commercial management and operation of the Vessels with the right, power and authority to do all things which, in its judgment, are necessary, proper or desirable to perform its duties and obligations as commercial manager of the Vessels under this Agreement, including but not limited to the power and authority to:.

(a)                                  Enter into contracts of affreightment, charters, subcharters and other employment contracts with respect to the Vessels subject to the limitations and restrictions of Section 10;

(b)                                 provide freight management including, but not limited to, voyage estimates and accounts, as well as calculation of hire and freight and/or demurrage/despatch moneys due from the employment of the Vessels.  The Manager undertakes regularly to inform the Owner about the future employment fixed for the Vessels, to provide monthly reports of market trends and periodic rate forecasts;

(c)                                  issue voyage instructions to the Vessels, appoint agents and stevedores, arrange for the surveying of the cargoes upon loading/discharge and the Vessels upon delivery/redelivery, if necessary, and order and arrange for bunker supplies;

(d)                                 settle on behalf of the Owner all accounts for Operating Costs;

(e)                                  maintain in accordance with generally accepted accounting principles in the United States of America, records and accounts for matters related to the Vessels, supply monthly reports and other relevant financial information, including financial reports for each calendar quarter within 15 days of the end of such quarter and for each calendar year within 30 days of the end of such year, to the Technical Manager and the Owner and otherwise cooperate with the Technical Manager and the Owner so that they are able to comply with any public reporting requirements;

(f)                                    follow the Owner’s instructions with respect to any funds not immediately required for the business of the Vessels or the Owner;

(g)                                 coordinate with the Owner and the Technical Manager the scheduling of repair, maintenance and dry-docking of the Vessels;

(h)                                 credit to the Owner all discounts and commissions including address commission to the Manager, if any, (excluding the remuneration under Section 6) obtained by the Manager in the course of the performance of its duties and obligations under this Agreement;

(i)                                     bring and/or defend, settle, adjust and/or compromise any claim, arbitration or litigation with a third party arising out of the commercial employment of the Vessels under this Agreement and cooperate with the Owner in the handling of such claims, arbitrations or litigation, and to obtain legal advice, in accordance with the Owners FDD insurance as approved by the relevant P&I Club and underwriters in respect to same;  any settlement to be done only after having received the approval of the Owner;

(j)                                     develop, arrange and supervise other services that would be normally provided by a prudent vessel manager for the safe and efficient commercial operation and employment of the Vessels; and

(k)                                  inform the Owner without delay about all incidents which occur in connection with subsections 3.1(g) and (i).

3.02.                        The Manager shall (without prejudice to the generality of any of the obligations, duties, powers and discretions vested in the Manager under or pursuant to this Agreement) be entitled, and the Owner hereby authorizes and empowers the Manager, to:

(a)                                  employ such agents as it deems necessary or expedient (with liberty to appoint any Person associated with the Manager in any such capacity);

(b)                                 subject to the provisions of subsection 5.01, open, continue and operate such banking account or accounts as it deems necessary or expedient;  provided the Manager shall notify the Owner of the opening of each such account, and each of the Manager and the Owner (or their respective designees) shall have authority over each such accounts;

(c)                                  subcontract any of its obligations, duties, powers, discretions or rights under this Agreement;  provided, however, any such subcontract shall not relieve the Manager from ensuring the due and proper fulfillment of this Agreement; and further provided that Manager shall, with respect to any material obligations, duties, powers, discretions or rights, and to the extent practicable, notify and seek the approval of the Owner for such proposed subcontract, which approval shall not be unreasonably withheld;

(d)                                 obtain legal advice in relation to disputes or other matters affecting the interests of the Owner or its Subsidiaries in relation to the Vessels;  provided that in the event such legal advice shall likely require Manager to incur more than $5,000 in fees, the Manager shall seek the prior approval of the Owner, which approval shall not be unreasonably withheld; and

(e)                                  bring and/or defend and/or (subject to the final approval of the Owner) settle on behalf of the Owner or its Subsidiaries actions, claims, suits or proceedings in connection with or any of the matters entrusted to the Manager under or pursuant to this Agreement;  provided that with respect to any material action or claim, Manager shall seek the prior approval of Owner.

3.03.                        In concluding contracts of affreightment, charters, subcharters and other employment contracts with respect to the Vessels, the Manager shall ensure that the name of the Owner or its Subsidiary, as the case may be, shall appear and be identified in such documents as Owners/Disponent Owners/Carriers and the Manager shall sign in its capacity as “Agent” for and on behalf of the Owner or its Subsidiary.

3.04.                        The Manager undertakes to cooperate in all reasonable respects with the Owner in connection with the Owner’s completion of the initial public offering of its common stock, and to cooperate in all reasonable respects in assisting the Owner with any public reporting or related requirements that the Owner may have under the securities laws of the United States.  The Manager undertakes also to cooperate with other reasonable requests for information and assistance made by the Owner.

4.                                      STANDARD OF PERFORMANCE

4.01.                        The Manager hereby undertakes at all times during its appointment as the Owner’s commercial manager to use its best endeavors to:

(a)                                  perform its obligations hereunder in accordance with the same standard the Manager employs for its own vessels; and

(b)                                 protect and promote the interests of the Owner in all matters directly or indirectly relating to all commercial matters contemplated hereunder.

5.                                      AGENCY ACCOUNT AND EXPENSES

5.01.                        All freights, demurrage and any other amounts earned by the Vessels and any proceeds of any derivative contracts entered into on behalf of the Owner shall be sent directly to into an account at a bank designated by Owner which shall be in the name of and operated by the Owner; but the Owner shall, upon receipt of written instructions from the Manager, promptly remit to an account to be opened at JP Morgan Bank in the joint names of the Owner and Manager (the “Agency Account”), all amounts above the Base Balance referred to in subsection 5.02, needed by the Manager to pay (i) the Operating Costs of the Vessels, (ii) any amounts payable by the Owner or any of its Subsidiaries under any contract of affreightment, charter, subcharter or other employment contract with respect to any Vessel entered into on behalf of the Owner and/or its Subsidiaries, (iii) any amounts payable under derivative contracts entered into on behalf of the Owner and/or its Subsidiaries, and (iv) fees and other payments due the Manager under this Agreement.  The Manager shall endeavor to deliver any such request for funds to the Owner by the 25th day of the month and upon receipt of such timely notice, the Owner shall arrange to fund the account by the first of the succeeding month.

5.02.                        On or before the Effective Date, the Owner shall fund the Agency Account with a sum of money equal to Two Hundred Thousand United States Dollars (USD 200,000) (the “Base Balance”).  Anything contained herein to the contrary notwithstanding, if, and to the extent that, at any time the balance in the Agency Account in total shall be reduced below the Base Balance, then (i) upon written notice from the Manager to the Owner, the Owner shall cause to be deposited in the Agency Account a sum of money sufficient to maintain a balance at least equal to the Base Balance, and (ii) the Manager shall not be required to disburse funds from the Agency Account to the Owner.

5.03.                        During the term of this Agreement, on or before the 21st day of each calendar month that any Vessel is subject to this Agreement, the Manager shall forward to the Owner a statement of (a) the total amount on deposit in the Agency Account as of the opening of business on the first day of the current calendar month, (b) the estimated funds required to meet the amounts payable specified in Subsections (i) to (iv) of Section 5.01 during the next calendar month, (c) an estimate of Gross Revenues expected to be received from use of the Vessels in the current calendar month, in addition to amounts already collected, and (d) the Gross Revenues of the Vessels contemplated to be collected in the next calendar month.

5.04.                        Should at any time during a calendar month the amount on deposit in the Agency Account on the first day of such month be in excess of the amount of the estimated funds specified in Section 5.03(b) for said month by less than an amount equal to the Base Balance, the Owner shall deposit promptly into the Agency Account whatever amount is necessary to bring such balance to the Base Balance.

5.05.                        If, at any time, funds in excess of the amount in the Agency Account (less the Base Balance) are required to meet the payment obligations of the Owner and/or its Subsidiaries relating to the Vessels, including but not limited to the obligations of the Owner or any Subsidiary arising under any contract of affreightment, charter, subcharter or other employment contract with respect to any Vessel, the Manager shall advise the Owner of the amount so required, and the reasons therefor, and the Owner shall forthwith deposit the funds necessary for such purpose in the Agency Account.

6.                                      REMUNERATION OF MANAGER AND ADDRESS COMMISSION

6.01.                        Commencing on the Effective Date and subject to the provisions of Section 2.04, the Owner shall pay to the Manager for its services under this Agreement a management fee of USD 8,500 per month/per Vessel on a pro rata basis, counting from the time each respective Vessel becomes subject to this Agreement, and shall be payable in arrears monthly on the last day of each calendar month.  In the event the Owner does not timely pay the management fee to the Manager, the Manager shall have the right to make payment to itself of the Management Fee directly from the Agency Account.

6.02.                        In the event of any Vessel being lost, requisitioned or withdrawn pursuant to the provisions of this Agreement, the management fee payable to the Manager shall continue to be payable pro rata for a further period of thirty (30) days from the date of the loss, requisition or withdrawal, as the case may be.

6.03.                        Any sum of money due to the Manager from the Owner, not otherwise deducted by the Manager, shall be paid within fifteen (15) days from the Manager’s invoice.

7.                                      OPERATING COSTS

7.01.                        The management fee covers the costs and expenses incurred by the Manager in connection with its personnel, office space, postage/communication and advertising and promotional costs.  The Manager shall not be entitled to charge to the Owner any costs and expenses which are referred to in the previous sentence.

7.02.                        Save as provided in Section 7.01, all other costs and expenses properly incurred by the Manager in the performance of its obligations hereunder (including travel expenses) shall constitute Operating Costs and shall be for the account of the Owner.  Any payment to be made by the Manager in respect of the Vessels shall be made solely out of the funds on deposit in the Agency Account, and the Manager shall have no responsibility to provide funds for the Vessels by reason of this Agreement.  In any case where a Vessel expense is due and payable but there are insufficient funds in the Agency Account, the Manager may but shall not be required to advance its own funds for such payment.  Interest shall accrue on any such advance by the Manager at the rate of 10% per annum.

8.                                      LIABILITY OF MANAGER AND INDEMNIFICATION FROM THE OWNER

8.01.                        Neither the Manager nor any of its officers, directors, shareholders, employees or agents shall be liable, responsible or accountable in law, admiralty or in equity to the Owner or any Subsidiary of the Owner, or any officer, director, shareholder, employee or agent of the Owner or such Subsidiary, or to any other third party, including any master, officer or crew member employed by the Vessel or in connection therewith, for any loss or damage arising directly or indirectly out of the performance by the Manager of its obligations under this Agreement unless, and only to the extent that, the Manager was grossly negligent or willfully misconducted itself in the performance of its duties under this Agreement.

Subject to the foregoing (and insurance recoveries, if any), the Owner shall indemnify and hold harmless the Manager, its officers, directors, shareholder employees and agents from and against any and all claims and demands (including costs and legal fees of defending such claims or demands, whether or not the claim or demand be found to be valid), of whatsoever kind or nature and by whomsoever asserted, for injury to persons or property and any other losses or liabilities arising directly or indirectly out of the performance or non-performance by the Manager of any of its duties under this Agreement.

9.                                      SURVIVAL

9.01.                        The provisions of Sections 6, 7 and 8 hereof shall survive the termination of this Agreement.

10.                               RESTRICTIONS UPON THE MANAGER

10.01.                  The Manager shall not, without the prior written approval of the Owner:

(a)                                  conclude any contract of affreightment, charter, sub-charter or other employment contract with respect to a Vessel other than a voyage or time charter of one laden leg, or up to two laden legs, provided the estimated duration of any such voyage or time charter does not exceed forty-five (45) days;

(b)                                 borrow any money on behalf of the Owner;

(c)                                  except as otherwise stipulated in this Agreement, sub-contract, assign or transfer any of its obligations hereunder to any other Person;

(d)                                 commit the Owner to guarantee the performance of any contract of affreightment, charter, sub-charter or other employment contract with respect to the Vessels;  or

(e)                                  conclude any contract of affreightment, charter, sub-charter, or other employment contract with respect to a Vessel for which either party has given a notice of termination pursuant to Section 11.01(d), below.

11.                               DEFAULTS AND REMEDIES

11.01.                  Events of Default.

(a)                                  Each of the following events shall be an Event of Default of the Manager:

(i)                                     if the Manager fails to meet the standard of performance stipulated in Section 4 hereof willfully or in bad faith;

(ii)                                  the Manager commits an act or omission which is equivalent to bad faith or constitutes willful misconduct and such act or omission causes a material detriment to the Owner;

(iii)                               if the Manager exceeds the limits of authority as set out in Section 10 and such breach has material consequences for the Owner;

(iv)                              if any moneys due from the Manager under this Agreement shall not have been received by the Owner within five (5) calendar days after a written request from the Owner; and

(v)                                 without limiting the generality of the foregoing, where the Manager is in breach of a material obligation of this Agreement and such breach, if remediable, remains unremedied for a period of thirty (30) days from receipt of written notice of the breach from the Owner;

(b)                                 Each of the following events shall be an Event of Default of the Owner:

(i)                                     if the Owner fails to pay or advance monies as required by this Agreement;

(ii)                                  if the Owner commits a material breach of a contractual obligation entered into by the Manager on behalf of the Owner in respect of a Vessel and such breach continues unremedied for a period of thirty (30) days from the receipt of a written notice of breach;

(iii)                               subject to any provisions to the contrary herein, if the Owner shall be in breach of any of its material obligations under this Agreement and such breach shall continue unremedied for a period of thirty (30) days from the receipt of a written notice of breach;

(iv)                              if the Owner ceases to carry on business or a meeting has been summoned or convened for the purpose of considering a resolution to wind up or liquidate the Owner or a petition is filed for the winding-up or liquidation of the Owner and such petition shall have remained in effect for a period of ten (10) days;

(v)                                 if a receiver or receiver and manager is appointed in respect of the whole or any part of the affairs or assets of the Owner or if the authority of the Owner shall have been suspended by order of any tribunal or court, and if such order shall have remained in effect for a period of ten (10) days;

(vi)                              if any creditor shall lawfully take possession of all or any part of a Vessel or if any of the Vessels shall be the subject of any seizure, arrest, levy or attachment which shall not have been discharged or contested in good faith and valid security is provided sufficient to prevent sale, realization and foreclosure, as applicable, within thirty (30) days thereafter; or

(vii)                           if the Owner is adjudged or declared bankrupt or insolvent or makes an assignment for the benefit of creditors or resorts to any legislation relating to bankruptcy or insolvency, or if any proceedings are commenced relating to the Owner under any reorganization, arrangement, dissolution or liquidation law or statue of any jurisdiction whether now or hereafter in effect, unless such proceedings are contested in good faith.

(c)                                  Reinstatement in Certain Circumstances.

If any Event of Default (other than under Subsections 11.01(a)(i), (ii) or (iii)) is rectified (with interest as required) within thirty (30) days following notice from any party not in default (a “Non-Defaulting Party”) calling upon a party in default (a “Defaulting Party”) to cure its default, the Defaulting Party, if it is then not otherwise in default, shall be reinstated in its rights as of the date of effective cure.

(d)                                 Termination of Agreement.

Subject to the provisions of Section 11.01(c) and 11.01(f), at the option of the Non-Defaulting Party, this Agreement may be terminated by written notice to the Defaulting Party within thirty (30) days (unless such period is waived by the Defaulting Party) after the expiry of the period for rectification provided for in Section 11.01(c) or, if there is no such period for rectification, from the Event of Default.

(e)                                  Notwithstanding any termination pursuant to Section 11.01(d), the Owner shall remain responsible for the completion of the Voyage which the relevant Vessel was performing at the time of termination.  In such circumstances and not withstanding any provisions to the contrary, the obligations of the Owner and the Manager shall continue until conclusion of such Voyage.

(f)                                    Certain Defaults.

In the event of a Default of the Owner as described in Subsection 11.01(b)(iv) to (vii) inclusive, or in the event of a default of the Manager as described in Subsections 11.01(a)(i), (ii) and (iii), this Agreement shall automatically terminate five (5) days from the occurrence of such an Event of Default without any notice required.

11.02.                  No delay or omission in the exercise of any remedy provided for in this Agreement and no extension of the time allowed for the making of any payments due shall impair any such remedy or shall be construed to be a waiver of any default or Event of Default or an acquiescence.

12.                               TERMINATION

12.01.                  Event of Termination

(a)                                  The Manager may, at any time after the first anniversary of the Effective Date, terminate this Agreement by giving sixty (60) days notice to the Owner.

(b)                                 The Owner may, at any time after the first anniversary of the Effective Date, terminate this Agreement by giving sixty (60) days notice to the Manager;   provided, however, in the event of a Change of Control of the Owner, the Owner may pay the Manager compensation at the rate provided in Section 6 in lieu of notice.

For purposes of this Section 12, “Change of Control” shall mean a sale of all or substantially all of the Vessels owned by the Owner and its Subsidiaries to Persons who are not Subsidiaries of the Owner.

12.02.                  In the event a Vessel is sold by the Owner or any of its Subsidiaries to a Person other than the Owner or any of its Subsidiaries, this Agreement shall terminate as to such Vessel on the date the Owner or the relevant Subsidiary transfers title to such Vessel.  Notwithstanding a sale of a Vessel to a Person other than the Owner or any of its Subsidiaries, this Agreement shall remain in effect, subject to the terms and conditions hereof, with respect to each of the other Vessels.

12.03.                  Except for Sections which survive the termination of this Agreement, this Agreement shall, effective as at the date of termination pursuant to the provisions of Sections 12.01 or 12.02 hereof, cease to bind the Owner and the Manager.

13.                               AUDITS, RECORDS

13.01.                  The Manager shall provide the Owner with access to all the financial and operational data held by the Manager concerning the Vessels and will allow the Owner to, at its own expense, at any time conduct verification and audit on the premises of the Manager, including verifying the performance of any of the Vessels.

13.02.                  As soon as reasonably practicable following the termination of this Agreement, the Manager shall deliver or cause to be delivered to the Owner all financial and related statements provided to the Owner during the term of this Agreement updated to include the results of any voyages performed prior to the last date of this Agreement together with copies of all supporting documentation including, without limitation, bank statements, cancelled checks, invoices and income statements for all completed voyages.

14.                               INSURANCE/INSURANCE SERVICES

14.01.                  The Owner covenants that so long as this Agreement is in force it will effect and maintain in respect of the Vessels, hull and machinery and war risks insurance with first class underwriters, and protection and indemnity risks insurance with a first class P&I Club (member of the International Group of P&I Clubs) and a Defense Club, on such terms and for such values as the Manager shall agree, and procure (if and to the extent that the Manager shall require) that the Manager shall be named as co-assured under such P&I/FDD insurance and also under the H&M insurance insofar as liability is concerned, in each case without recourse to the Manager for the payment of premiums or calls.

14.02.                  The Manager shall provide cargo claims handling services for the Owner for average (particular and general), salvage and other claims covered by insurance or within the deductible or franchise of any insurance.  The Manager may appoint at its own discretion, average adjusters and other professional advisors when such services are appropriate.

14.03.                  The Manager shall communicate to the Owner any event, claim or occurrence that the Manager believes is likely to exceed USD 25,000 in aggregate claims or any single claim.

15.                               ENTRY INTO POOL

15.01.                  Anything contained in this Agreement to the contrary notwithstanding, any vessel owned or chartered-in by the Owner or any Subsidiary shall not be deemed to be a Vessel and shall be excluded from Schedule 2 so long as such vessel is entered into the VOC Ultra Handymax Pool.

16.                               REPRESENTATIONS AND WARRANTIES

16.01.                  The Owner represents and warrants that it has the authority to enter into this Agreement in relation to each of the Vessels on behalf of the Registered Owner and Disponent Owner of each Vessel as identified on Schedule 2, hereto, as such Schedule may be amended by the parties from time to time.

16.02.                  Each of the Owner, on behalf of itself and each Registered Owner and Disponent Owner, and the Manager, on behalf of itself, represents and warrants to and for the benefit of the other party that:

(a)                                  It is a legal entity established, duly organized and in good standing under the laws of its jurisdiction of formation;

(b)                                 The execution, delivery and performance of this Agreement and any instrument or agreement required to be executed, delivered or performed by it hereunder are within its powers, have been duly authorized and are not in conflict with its organizational documents or of any other instruments or agreements to which it is bound, and the person or persons executing this Agreement or any such other instrument or agreement on its behalf has been fully authorized to do so;

(c)                                  There is no law, rule or regulation, nor is there any judgment, decree or order of any court or governmental authority binding on it, nor is there any agreement to which it is bound, which would be contravened by its executions, delivery or performance of this Agreement;

(d)                                 This Agreement is its legal, valid and binding obligation, enforceable against it in accordance with its terms except as limited by bankruptcy, insolvency or other similar laws; and

(e)                                  Any necessary permits, licenses and approvals required under the laws of the place of its formation and its principal place of business for the executions, delivery and performance of this Agreement by it, have been properly obtained and are presently in full force and effect.

17.                               LAW AND JURISDICTION

17.01.                  This Agreement is governed by and shall be construed in accordance with the laws of the State of New York without regard to conflicts of laws principles.

17.02.                  Any controversy or claim arising out of or relating to this Agreement between the parties hereto shall be settled finally by arbitration in the City of New York New York, U.S.A. before one (1) mutually appointed arbitrator or failing the parties to so agree within 10 days from the date the notice of controversy or claim is given, then before three (3) arbitrators, one to be appointed by the Owner, one by the Manager and the third arbitrator to be appointed by the two chosen arbitrators.  For purposes of commencement or enforcement of arbitration proceedings, notice served by either party on the other, in accordance with Section 18.01 hereof, shall be deemed sufficient.  Judgment upon any award rendered pursuant to such arbitration may be entered in any court of competent jurisdiction. All arbitration proceedings shall be conducted in English language and all documents concerning such proceedings shall be in the English language.

18.                               MISCELLANEOUS

18.01.                  Notices

All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be delivered by hand or sent by telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or telecopied (together with confirmation of transmission) or, if mailed, upon receipt (one business day after mailing in the case of express mail or overnight courier service), as follows:

To Manager:

VOC Bulk Shipping USA, Inc.

Five Stamford Landing

78 Southfield Avenue

Stamford, Connecticut 06902

Attention:  President

Telecopier: 203 965 7850

To Owner:

Caven Maritime Limited

c/o Wexford Capital LLC

411 West Putnam Avenue

Greenwich, Connecticut 06830

Attention:  Frederick Simon

Telecopier: 203 862 7311

Attention:  Arthur Amron

Telecopier: 203 862 7312

All such notices shall be written in the English language.
Any party may change its address for service at any time by written notice to the other party in accordance with this provision.
18.02.	Provisions Severable and Paramount

In the event that in any legal proceedings before a competent tribunal, board or commission, in any jurisdiction, it is determined that any section or part of this Agreement is invalid or unenforceable, such section or part thereof or part of this Agreement shall be deemed to be severed from the remainder of this Agreement for purposes only of the legal proceedings in question, and this Agreement shall otherwise remain in full force and effect.

In the event of any inconsistency or contradiction between this Agreement and any Schedule, this Agreement shall prevail.
18.03.	Successors

This Agreement may not be assigned or transferred by any party, in whole or in part, without the prior written consent of the other party, which consent may be granted or withheld at the sole discretion of such party

This Agreement shall be binding upon and inure to be the benefit of each of the parties and its respective successors, executors, administrators and permitted assigns.
18.04.	Waivers

Any waiver by any party of any breach of this Agreement by the other parties, shall only be effective if evidenced by an instrument in writing duly executed by such party and shall not be construed as a continuing waiver of or consent to any subsequent breach of this Agreement by any other party.

18.05.	Amendment or Modification
This Agreement shall not be amended or modified except by written agreement signed by all of the parties to this Agreement.
18.06.	Complete Agreement

This Agreement contains the complete agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

18.07.	Gender and Number

In this Agreement words importing the singular number only shall include the plural and vice versa, and words importing the masculine gender shall include the feminine gender and word importing persons shall include firms and corporations and vice versa.

18.08.	Headings
Headings used throughout this Agreement are solely for convenience and are not to be used as an aid in the interpretation of this Agreement.

18.09.	Employees of the Vessels

The master, crew members and any other persons employed on any of the Vessels owned by the Owner or any of its Subsidiaries, or in connection with the provision of services hereby contracted for, shall be and remain employees of the Owner or its Subsidiaries, and any and all contracts of employment entered into by such master(s), crew members and other persons shall be with the Owner or its Subsidiaries who shall be responsible as employer in all respects.

18.10.	Confidentiality

Each party at all times shall maintain the confidentiality of financial and other information and data which it may obtain through this Agreement, the disclosure of which may adversely affect the interests of the other party, except to the extent that disclosure of all or any part thereof is required by law.

18.11.	Condition Precedent
This Agreement remains subject to and shall enter into full force and effect upon signing by each party.

IN WITNESS whereof this Agreement has been duly executed on the date first above written.

VOC BULK SHIPPING USA, INC.

By:
Name:
Title:

CAVAN MARITIME LIMITED

By:
Name:
Title:

SCHEDULE 1- DEFINITIONS

In this Agreement, the following terms shall have the following meanings:

a)                   “Agency Account” shall have the meaning provided for in Section 5.01

b)                  this “Agreement” means this agreement, as amended, modified or supplemented from time to time by written agreements amongst the parties.

c)                   “Base Balance” shall have the meaning provided for in Section 5.02

d)                  “Defaulting Party”‘ shall have the meaning provided for in Section 11.01(c).

e)                   “Disponent Owner” means, with respect to any particular Vessel, the party identified as the disponent owner of such Vessel on Schedule 2 hereto.

f)                     “Dollar”, “USD” or “$” means lawful money of the United States of America.

g)                  “Effective Date” means the date on which an initial public offering registered under the Securities Act of 1933, as amended, of the common stock of the Owner shall have been consummated in accordance with applicable law.

h)                  “Gross Revenues” mean all revenues generated from the commercial employment of the Vessels which are properly receivable in accordance with generally accepted accounting principles, including without limitation, freight revenue, charter hire, deadfreight, demurrage, bonuses and any other freight adjustments, address commission and interest

i)                      “Manager” means VOC Bulk Shipping USA, Inc., a Delaware corporation.

j)                      “Non-Defaulting Party “ shall have the meaning provided for in Section 11.01(c).

k)                   “Operating Costs” mean:

i)            all costs and expenses incurred by the Manager in the performance of its obligations and properly chargeable as operating expenses in accordance with generally accepted accounting principles.

ii)         voyage related costs incurred in the commercial operation and employment of the Vessels, commissions, bunkering charges and port/trade costs, including but not limited to port charges, canal dues, stevedoring costs, dispatch accounts, operating expenses, including in relation to cargo operations, e.g. lime washing, agency fees, etc.

l)                      “Owner” means Cavan Maritime Limited, a Marshall Islands corporation.

m)                “Person” means an individual, corporation, limited liability company, limited partnership, general partnership, syndicate, joint venture, association, trust, unincorporated organization, trustee or other legal representative.

n)                  “Registered Owner” means, with respect to any particular Vessel, the party identified as the registered owner of such Vessel on Schedule 2 hereto.

1

o)                  “Subsidiary” means any corporation, limited liability company, partnership, joint venture, trust or estate or other entity of which (or in which) more than 50% of (a) the voting stock or membership interests of such corporation or company, (b) the interest in the capital or profits of such partnership or joint venture or (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by the Owner.

p)                  “Technical Manager” means, in respect of any Vessel owned by the Owner or any of its Subsidiaries, any of Franco Compania Naviera S.A., a Panamanian company, Dockendale Shipping Company Limited, a Bahamian company, or any other company designated by the Owner from time to time as technical manager of such Vessel.

q)                  “Vessels” means at any relevant time the vessels described in Section 2.04 owned or chartered-in by the Owner or any of its Subsidiaries, and “Vessel” means any of them as the context may require.

r)                     “Voyage” refers to the time period commencing on the dropping of outbound pilots at the last discharge port of the previous voyage and ending at the dropping of outbound pilots at the last discharge port of the current voyage.

2

SCHEDULE 2 -   VESSELS

Owned

Registered Owner	Name	Flag

[ ]

[ ]

[ ]

[ ]

[ ]

[ ]

[ ]

Chartered-In

Disponent Owner	Name	Flag

[ ]

[ ]

[ ]

[ ]

[ ]

[ ]

[ ]